Exhibit 99.1

STILLWATER HYDRO PARTNERS L.P.

FINANCIAL STATEMENTS

Years Ended December 31, 2005, 2004, and 2003

(As Restated)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
  and Stockholders
Stillwater Hydro Partners L.P.
Auburn, New York

We have audited the accompanying balance sheets of Stillwater Hydro Partners L.P. as of December 31, 2005, 2004, and 2003, and the related statements of income and partners’ capital and cash flows for each of the three years in the period ended December 31, 2005.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements as of and for the years ended December 31, 2005, 2004, and 2003 have been restated as discussed in Note G to the financial statements.

/s/ Rotenberg & Co., llp

Rotenberg & Co., llp
Rochester, New York
  March 27, 2007

STILLWATER HYDRO PARTNERS
BALANCE SHEETS
December 31, 2005, 2004, and 2003

	2005	2004	2003
	(Restated)	(Restated)	(Restated)

ASSETS

Cash	$1,446	$76,830	$51,260
Account receivable	142,939	119,646	101,785
Prepaid expenses	141,027	124,117	116,969
Deferred financing costs, net of
accumulated amortization of $954,178
in 2005, $878,124 in 2004, and $802,070
in 2003	161,972	238,029	314,081
Hydro facility, net of accumulated
depreciation of $3,633,081 in 2005,
$3,341,758 in 2004, and $2,707,153 in 2003	6,830,152	7,095,002	7,306,124

TOTAL ASSETS	$7,277,536	$7,653,624	$7,890,219

LIABILITIES AND PARTNERS' CAPITAL

Accounts payable and accrued expenses	$175,147	$198,756	$187,793
Accrued interest	1,730,014	1,560,318	1,397,953
Bonds payable	3,424,190	4,021,054	4,554,898
Due to partners	353,047	353,047	353,047
Due to withdrawing partner	1,000,000	1,000,000	1,000,000
Due to related party	42,020	—	—

TOTAL LIABILITIES	6,724,418	7,133,175	7,493,691

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL	553,118	520,449	396,528

TOTAL LIABILITIES AND PARTNERS'
CAPITAL	$7,277,536	$7,653,624	$7,890,219

See accompanying notes to financial statements.

STILLWATER HYDRO PARTNERS
STATEMENTS OF INCOME AND PARTNERS' CAPITAL
December 31, 2005, 2004, and 2003

	2005	2004	2003
	(Restated)	(Restated)	(Restated)

POWER SALE REVENUE	$1,290,017	$1,384,237	$1,310,630

OPERATING EXPENSES
Depreciation and amortization	340,903	340,023	335,619
Administration and operations	104,193	87,995	87,367
Insurance	77,479	78,647	73,436
Repairs and maintenance	29,207	24,546	15,130
PILOT and real estate taxes	106,211	91,955	86,415
Professional fees	18,550	11,513	19,767
Easement and land payments	28,802	30,967	29,733
Miscellaneous fees	21,040	20,772	19,591
Utilities	3,989	3,932	3,200

TOTAL OPERATING EXPENSES	730,374	690,350	670,258

OPERATING INCOME	559,643	693,887	640,372

OTHER INCOME (EXPENSE)
Interest income	—	49	83
Interest expense	(526,974)	(570,015)	(621,030)

TOTAL OTHER INCOME (EXPENSE)	(526,974)	(569,966)	(620,947)

NET INCOME (LOSS)	32,669	123,921	19,425

PARTNERS' CAPITAL, BEGINNING OF YEAR	520,449	396,528	377,103

PARTNERS' CAPITAL, END OF YEAR	$553,118	$520,449	$396,528

See accompanying notes to financial statements.

STILLWATER HYDRO PARTNERS
STATEMENTS OF CASH FLOWS
December 31, 2005, 2004, and 2003

	2005	2004	2003
	(Restated)	(Restated)	(Restated)

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$32,669	$123,921	$19,425
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	340,903	340,023	335,619
Changes in operating assets and
Liabilities
(Increase) decrease in:
Account receivable	(23,293)	(17,861)	24,387
Prepaid expenses	(16,910)	(7,148)	(23,047)
Increase (decrease) in:
Accounts payable and accrued expenses	(23,609)	10,963	20,682
Accrued interest	169,700	162,365	158,708
Due to related party	42,020	—	—

NET CASH PROVIDED BY OPERATING
ACTIVITIES	521,480	612,263	535,774

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of hydro facility	—	(52,849)	—

NET CASH USED BY INVESTING ACTIVITIES	—	(52,849)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Payments of bonds payable	(596,864)	(533,844)	(466,800)
Decrease in due to partners	—	—	(23,000)

NET CASH USED BY FINANCING ACTIVITIES	(596,864)	(533,844)	(489,800)

NET (DECREASE) INCREASE IN CASH	(75,384)	25,570	45,974

CASH AT BEGINNING OF YEAR	76,830	51,260	5,286

CASH AT END OF YEAR	$1,446	$76,830	$51,260

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS
INFORMATION

Cash paid during the year for interest	$357,278	$407,650	$462,322

See accompanying notes to financial statements.

STILLWATER HYDRO PARTNERS L.P.
NOTES TO FINANCIAL STATEMENTS
December 31, 2005, 2004, and 2003

NOTE A - DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Stillwater Hydro Partners, L.P. (the Partnership) was formed for the purpose of acquiring, developing, constructing, owning, financing, managing, operating and maintaining a hydroelectric project (the Project) located in Stillwater, New York.  The Partnership was formed on March 2, 1989 and the project began commercial operations on April 26, 1993.  The Partnership has an agreement (The Power Sale Agreement) to sell the power produced by the Project to Niagara Mohawk Power Corporation ("Niagara") for a fixed rate through 2028.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Deferred Financing Costs

Deferred financing costs consist of legal and other costs incurred in obtaining construction and term financing for the Partnership and are being amortized over the term of the bonds payable using the straight-line method.

Hydro Facility

The hydro facility is stated at cost and consists primarily of site acquisition, construction, engineering, and equipment costs associated with the development and construction of the Project.  The cost of the hydro facility is being depreciated over the term of the power sale agreement using the straight-line method.

Revenue Recognition

Power generation revenue is recorded in the month of delivery, based on the estimated volumes sold to its sole customer at rates stipulated in the power sales contract.  Adjustments are made to reflect actual volumes delivered when the actual information subsequently becomes available.  Billings to the customer for power generation generally occurs during the month following delivery.  Final billings do not vary significantly from estimates.

Income Taxes

The Partnership is not subject to income taxes since the Partnership's profits and losses are reported on the individual partners' tax returns.

NOTE B - CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject the Partnership to concentrations of credit risk consist principally of cash and cash equivalent accounts in financial institutions, which from time to time exceed the federal depository insurance coverage limit, and accounts receivable from Niagara.

NOTE C - RESTRICTED CASH

All Partnership cash is restricted in accordance with the Partnership's financing agreements. (See Note D)

NOTE D - FINANCING AGREEMENTS

The Partnership has agreements for Project financing through CIT Group/Equipment Financing, Inc. (CIT), consisting of County of Saratoga Industrial Development Agency Industrial Revenue Bonds.

Bonds payable under the agreements are as follows at December 31, 2005, 2004, and 2003:

	2005	2004	2003

Fixed rate term bond with variable quarterly principal payments plus interest at 10.42%	$2,367,600	$3,036,000	$3,648,000

Floating rate term bond with variable quarterly principal payments plus interest at prime plus 1.25% or LIBOR plus 3.5% at the option of the Partnership. The interest rate in effect at December 31, 2005 was LIBOR (1.51%) plus 3.5%	1,056,590	985,054	906,898

	$3,424,190	$4,021,054	$4,554,898

Security for the bonds consists of the Partnership's assets including contracts.

In accordance with the terms of the bonds, the Partnership must meet certain requirements, including a requirement to notify CIT of an adverse change in the operations, prospects or condition of the Partnership.

During 2005, 2004, and 2003, the Partnership has operated under an oral agreement by which CIT permitted the Partnership to defer principal payments of $37,500 each quarter.  The Partnership is credited with the full quarterly payment due for the fixed rate term bond, although it pays $37,500 per quarter less than required under the contractual terms of the fixed rate term bond.  The floating rate term bond is increased by $37,500 per quarter to offset the credit given for the fixed rate term bond.

During 2001, with the permission of CIT, the Partnership did not make scheduled principal payments of $129,000 on the fixed rate term bond and $15,143 on the floating rate term bond.  During 2002, the $129,000 was credited to the fixed rate term bond and added to the floating rate term bond as described above.

NOTE D - (Continued)

The scheduled repayment of bonds payable is as follows at December 31, 2005:

2006	$816,144
2007	891,680
2008	1,716,366

$3,424,190

NOTE E - COMMITMENTS AND CONTINGENCIES

In the event of early termination of the Power Sale Agreement, the Partnership is required to pay Niagara an amount equal to the difference between total power previously sold at the fixed rate, as compared to total power previously sold at 90% of the long run avoided cost plus 10% annual interest. Amounts contingently due under this agreement are secured by a subordinate interest in the hydro facility and totaled $7,425,188, $6,891,904, and 6,358,190 at December 31, 2005, 2004, and 2003, respectively.

Under the terms of a Purchase Agreement, the Partnership is obligated to pay the seller additional consideration equal to 1¼% of the Project's gross annual revenues as defined in the Power Sale Agreement with a minimum annual payment of $10,000.  Additional consideration under this agreement totaled $16,125, $17,303, and $16,383 in 2005, 2004, and 2003, respectively.

Under the terms of a Hydroelectric Easement Agreement, the Partnership is obligated to pay the grantor additional consideration equal to 1% of the Project's gross annual revenues as defined in the Power Sale Agreement.  Additional consideration under this agreement totaled $12,677, $13,664, and $13,350 in 2005, 2004, and 2003, respectively.

The Partnership's financing agreements (See Note D) contain provisions for the payment of contingent fees to CIT of 18.5% of project available cash flows as defined in the agreements. There were no fees incurred in 2005, 2004, and 2003.

The realization of the cost of the hydro facility and other assets is contingent upon the generation of adequate revenue by the Project.  The revenue generation is affected by waterflow in the river in which the Project is located and the continuation of the Power Sale Agreement.

NOTE F - RELATED PARTY TRANSACTIONS

In 1994, Ridgewood Energy Electric Power, L.P. (Ridgewood) elected to withdraw from the Partnership and, in accordance with the Partnership agreement, was to receive $1,000,000 plus interest at 12% to be paid in annual amortizing installments of $201,303 commencing May 16, 1995 and continuing through May 16, 2002.  The payments to Ridgewood are subordinate to certain other distributions that may be made as outlined in the partnership agreement and the general obligations of the Partnership. Due to cash flow restrictions, the Partnership was unable to make the scheduled principal and interest payments in 2005, 2004, and 2003.  Any future payments under this agreement are dependent upon the Partnership’s ability to generate sufficient cash flows.

Interest to Ridgewood in connection with its withdrawal totaled $120,000 in 2005, 2004, and 2003. Accrued interest payable to Ridgewood is $1,395,615, $1,275,615, and $1,155,615 at December 31, 2005, 2004, and 2003, respectively.

NOTE F - (Continued)

At December 31, 2005, 2004, and 2003 amounts due to partners represent operating advances made by NewRic – Stillwater Hydro Partners, L.P.  The advances are payable on demand, subject to sufficient Project cash flows, and bear interest at the greater of 12% or prime plus 3% (10% at December 31, 2005).  Accrued interest on these advances totaled $327,068, $284,703, and $242,338 at December 31, 2005, 2004, and 2003, respectively.

The Partnership has entered into contracts with an affiliate of one of the general partners for the operation and maintenance of the hydro facility.  Amounts and balances due in connection with these agreements consisted of the following as of and for the years ended December 31, 2005, 2004, and 2003:

	2005	2004	2003

Purchase of operations and maintenance services	$29,067	$28,223	$27,400

Accounts payable and expenses	$63,027	$85,257	$57,035

Amounts due to related party represent short term advances made by an affiliate of one of the general partners.  Total interest expense associated with advances from this related party totaled $23,357 during 2005.  Accrued interest on these advances totaled $7,331 at December 31, 2005.

NOTE G - RESTATEMENT TO FINANCIAL STATEMENTS

The Company has identified a series of adjustments that have resulted in a restatement of the previously issued financial statements for the years ended December 31, 2005, 2004, and 2003.

The following table presents the effects of the restatement adjustments upon the Company’s previously reported balance sheet and statement of operations as of December 31, 2005:

	December 31, 2005
	Previously Reported	Adjustments		Restated

Balance Sheet

ASSETS

Total Assets	$7,791,773	$(514,237)	(A)	$7,277,536

LIABILITIES AND MEMBERS’ DEFICIT

Total Liabilities	$6,724,418	$—		$6,724,418
Partners’ Capital	1,067,355	(514,237)	(A)	553,118

Total Liabilities and Partners’ Capital	$7,791,773	$(514,237)	(A)	$7,277,536

NOTE G - (Continued)

	Year ended December 31, 2005
	Previously Reported	Adjustments		Restated

Statement of Operations

Revenues	$1,290,017	$—		$1,290,017
Operating expenses	756,848	(26,474)	(B)	730,374

Operating income	533,169	26,474	(B)	559,643
Other (expense) income, net	(526,974)	—		(526,974)

Net income	$6,195	$26,474	(B)	$32,669

(A)	The Company could not account for certain pre-development costs for periods prior to March 1991.

(B)	Decrease in depreciation expense relating to the pre-development costs.

The following table presents the effects of the restatement adjustments upon the Company’s previously reported balance sheet and statement of operations as of December 31, 2004:

	December 31, 2004
	Previously Reported	Adjustments		Restated

Balance Sheet

ASSETS

Total Assets	$8,194,335	$(540,711)	(A)	$7,653,624

LIABILITIES AND MEMBERS’ DEFICIT

Total Liabilities	$7,133,175	$—		$7,133,175
Partners’ Capital	1,061,160	(540,711)	(A)	520,449

Total Liabilities and Partners’ Capital	$8,194,335	$(540,711)	(A)	$7,653,624

	Year ended December 31, 2004
	Previously Reported	Adjustments		Restated

Statement of Operations

Revenues	$1,384,237	$—		$1,384,237
Operating expenses	716,824	(26,474)	(B)	690,350

Operating income	667,413	26,474	(B)	693,887
Other (expense) income, net	(569,966)	—		(569,966)

Net income	$97,447	$26,474	(B)	$123,921

NOTE G - (Continued)

(A)	The Company could not account for certain pre-development costs for periods prior to March 1991.

(B)	Decrease in depreciation expense relating to the pre-development costs.

The following table presents the effects of the restatement adjustments upon the Company’s previously reported balance sheet and statement of operations as of December 31, 2003:

	December 31, 2003
	Previously Reported	Adjustments		Restated

Balance Sheet

ASSETS

Total Assets	$8,457,404	$(567,185)	(A)	$7,890,219

LIABILITIES AND MEMBERS’ DEFICIT

Total Liabilities	$7,493,691	$—		$7,493,691
Partners’ Capital	963,713	(567,185)	(A)	396,528

Total Liabilities and Partners’ Capital	$8,457,404	$(567,185)	(A)	$7,890,219

	Year ended December 31, 2003
	Previously Reported	Adjustments		Restated

Statement of Operations

Revenues	$1,310,630	$—		$1,310,630
Operating expenses	696,732	(26,474)	(B)	670,258

Operating income	613,898	26,474	(B)	640,372
Other (expense) income, net	(620,947)	—		(620,947)

Net income	$(7,049)	$26,474	(B)	$19,425

(A)	The Company could not account for certain pre-development costs for periods prior to March 1991.

(B)	Decrease in depreciation expense relating to the pre-development costs.